Exhibit 4.2

Section I – ESTF

Natural gas Transportation contract
Firm transportation service

Contract Number:
1.	ESTF – 04 – 2006
Identification:
	2.1 Corporate name	2.2 Tax Identification

2.Transporter:	Empresa Colombiana	804.005.081-6
de gas – Ecogas
	2.3 Legal	2.4 Identification
representative
	Carlos Alberto Gomez	13.810.800 of Bucaramanga
Gomez

3. REMITTENT	3.1 Corporate name	3.2 Tax Identification
	Ecopetrol S.A.	899.999.086-1
	3.3 Authorized Officer	3.4 Identification
	Camilo Marulanda	10.008.868 of Pereira
Lopez

4. Description	4.1 Entry Node	4.2 Exit Node
	1. Ballena	Barrancabermeja
2. For occasional
Entry Point detour:
Cusiana
	4.3 Entry Point	4.4 Exit Point
	1. Exit flange of the	1. Exit Flange of the measurers of
	measurer located at	Centragas in Barrancabermeja
the Centragas Ballena
Station
	2. For occasional	2. Hot tap done on the 20” line of
	Entry Point detour:	high-pressure gas between Centragas
	will be the Entry	and COGB located on the lands of
	Flange of the scrapper	Petrosantander and that transports
	trap at the CPF of	Gas towards Turbogas of the
	Cusiana of the gas	Barrancabermeja Management
	pipeline Cusiana – El	Complex (GCB) property of THE
	Porvenir – La Belleza	REMITTENT.
Once the measurer is installed per
numeral 2 of chapter 3 – Operative
Conditions –, the Exit Point will be

the exit Flange of said measurer,
unless otherwise agreed by the
Parties
3. On the derivation located on the
16” line between Centragas and the
COGB in the lands of Petrosantander
and that transports Gas toward GCB.
Once a measurer is installed per
numeral 2 of chapter 3 – Operative
Conditions –, the Exit Point will be
the exit Flange of said measurer,
unless otherwise agreed by the
Parties
5. Dates and	5.1 Date of contract	5.2 Date of Service initiation
terms
	October 5, 2006	January 1, 2007

	5.3 Execution Term	5.4 Trial Periods
	From January 1, 2007	It does not have any
until November 30,
2007

6. Capacity	6.1 Contracted Firm
capacity (kpc/d)
See Annex IV

7. Charges	7.1 Fixed Charge	7.2 Variable Charge (US$/kpc)
and Contract	(US$/kpc/d/a)
Price
	See Annex IV	See Annex IV
	7.3 Charge per MO&M	7.4 Charge per reference Capacity
	($/kpc)	(US$/kpc/d/a)
	See Annex IV	126
	7.5 Daily Charge per	7.6 Estimate Annual Contract Price
reference Capacity
(US$/kpc)
		(US$/a)	($/a)
	0.345	See Annex IV	See Annex IV

	8.1.1 Postal	8.1.2 Telephone
8. Addresses
8.1	Carrera 34 # 41 – 51	(1) 2344437-2344438
Transporter	Bucaramanga

	8.1.3 Fax	8.1.4 Electronic
	(7) 6325525	ssanabria@ecogas.com.co

8.2	8.2.1 Postal	8.2.2 Telephone
REMITTENT
	Carrera 7 # 37 – 69	(1) 2344437-2344438
sixth floor
Bogotá

	8.2.3 Commercial fax	8.2.4 Commercial electronic
	(1) 2344492	Claudia.castellanos@ecopetrol.com.co

	8.2.5 Operative	8.2.6 Invoice Fax
telephone
	(1) 2344053-2344052	(1) 2344500

8.2.7 operative
electronic
ccg@ecopetrol.com.co

9. Party
Nature
9.1	Company organized as a public share company pursuant with
REMITTENT	Decree Law 1760 of 2003, modified by Decree 409 of 2006,
linked to the Ministry of Mines and Energy, ruled by its by-
laws by Public Deed No. 4832 of October 31, 2005 and Public
deed 5773 of December 23 of 2005 (clarification of article 32 and 38) granted in Notary Second of the Notary Circle of
Bogotá D.C., domiciled in Bogotá D.C.

9.2	Decentralized entity of national order, linked to the Ministry of
Transporter	mines and Energy as a Industrial and Commercial Company of
the State, with legal personality, administrative, financial and patrimonial autonomy, denominated Empresa Colombiana de
Gas and with short name Ecogas, entity ruled by Law 401 of
1997

CHAPTER I

GENERAL CONDITIONS

1.	IDENTIFICATION OF THE PARTIES

The Parties: one Party, ECOPETROL S.A. a company organized as a public share company pursuant with Decree Law 1760 of 2003, modified by Decree 409 of 2006, linked to the Ministry of Mines and Energy, ruled by its by-laws by Public Deed No. 4832 of October 31, 2005 and Public deed 5773 of December 23 of 2005 (clarification of article 32 and 38) granted in Notary Second of the Notary Circle of Bogotá D.C., domiciled in Bogotá D.C. hereinafter and for the effects of this contract THE REMITTENT, represented by CAMILO MARULANDA LOPEZ, of legal age, resident of Bogotá, identified with the citizenship card number 10.008.868, issued in Pereira, who, as Vice president of Supply and Marketing and exercising the authorization included in the Administrative Control Manual, acts in name and representing this Company, the other Party: Ecogas, Decentralized entity of national order, linked to the Ministry of mines and Energy as a Industrial and Commercial Company of the State, with legal personality, administrative, financial and patrimonial autonomy, denominated Empresa Colombiana de Gas and with short name Ecogas, entity ruled by Law 401 of 1997, with principal domicile on Bucaramanga, represented by CARLOS ALBERTO GOMEZ GOMEZ, of legal age, resident of Bucaramanga, identified with citizenship card number 13.810.800 of Bucaramanga, acting as President of the Company, hereinafter THE TRANSPORTER, have agreed to undertake this contract, taking into account the following

2.	CONSIDERATIONS

	2.1.	That the TRANSPORTER is the owner and operates a system of gas pipelines within the country (systems), which passes near the REMITTENT’s facilities.

	2.2.	That the REMITTENT, through communication dated November 11, 2005 stated to the TRANSPORTER its interest in hiring transportation capacity through the systems Ballena – Barrancabermeja up to 180 MPCD-

	2.3.	That the TRANSPORTER through communication #7997 dated November 28, 2005 informed of the capacity available in this system and stated that in order to comply with the request the REMITTENT must enhance the capacity in the systems Ballena – Barrancabermeja.

	2.4.	That the REMITTENT in its communication VSM-BOG-005363-2005-S of December 13, 2005, requested the TRANSPORTER the Service to transport Gas from the Entry Points to the Exit Points indicated in numeral 4 of Section I-ESTF for the total transportation availability of the gas pipeline Ballena – Barrancabermeja of the TRANSPORTER.

2.5.

That the REMITTENT in this communication also stated its need for a total capacity of 175,000 KPCD which would imply an enhancement of the transportation systems in the section of Ballena – Barrancabermeja

2.6.	That the TRANSPORTER through communication No. 8562 dated December 23, 2005, informed the REMITTENT that it had available capacity in the gas pipeline Ballena Barrancabermeja between June 2006 and December 2012.

2.7.	That through communication VSM-BOG-000288-2006-S dated January 17, 2006, the REMITTENT proposed the contractual schedule to contract the capacity of the Ballena Barrancabermeja system, requesting to maintain the Casacará compression until the capacity system enhancement was ready.

2.8.	That through communication No. 509 of January 24, 2006 the TRANPORTER accepted to enter into a natural gas transportation contract for the total available primary capacity up to that point until achieving a capacity equal to 175,000 KPCD, conditioned to the expansion to be carried out by the TRANSPORTER, and with a term ending on December 31, 2012.

2.9.	That the TRANSPORTER and the REMITTENT based on article 5.5 of Resolution CREG-001-2000 have freely agreed the charges for the remuneration of the natural gas transportation service according to Resolution CREG 125 of 2003.

2.10.	That since the object of the contract includes the transportation of Gas of la Guajira and some of that Gas, is again transported by the TRANSPORTER for the clients of the REMITTENT, the TRANSPORTER has agreed with the REMITTENTs located downward of the Exit Point the distribution of the stamp charges (Branches and Principle Gas pipelines) proportionally to the length of the gas pipeline used by each one of them, applying for the REMITTENT 70.03% of said stamps. The length is calculated as the distance from the Ballena station and the Exit Point agreed by the TRANSPORTER with each REMITTENT, and that for the present Contract is the exit flange from the measurers of Centragas located at the Centragas Station of Barrancabermeja.

2.11.	That the Parties recognize and accept that this Contract and the natural gas transportation contract is subject to regulation, control, and supervision of the State, since Gas Transportation is a complementary public service activity pursuant with Law 142 of 1994 and 401 of 1997, which may imply modifications to this contract.

2.12.	That article 5.9 of Resolution CREG-001 of 2000 established that the charges for Counter flow Transportation Services may be freely agreed by the Parties and that the TRANSPORTER is bound to accept the requests for counter flow transportation services if rendering the service it technically viable.

	2.13.	That the TRANSPORTER carried out a market investigation ECG- VID-SM01-06 dated August 16, 2006 to receive non binding offers for purchase of the compression units in order to enhance the capacity of the natural gas transportation system in the gas pipeline Ballena – Barrancabermeja.

	2.14.	That the TRANSPORTER carried out a market investigation ECG- VID-SM02-06 dated September 8, 2006 to receive non binding offers to enter into a turnkey contract to: i) supply the compression equipment, ii) Carry out the design engineering for conceptual, basic and of detail for architectural, civil, mechanical, electrical, instrumental and control works for installation, y iii) Carry out the construction, installation, and set up of two (2) Compressing Stations and its activities (precommission commission) one located in the Operational Gas Center in Barrancabermeja – Santander and the other one located at Casacará – Cesar, on the gas pipeline Ballena Barrancabermeja.

	2.15.	That the REMITTENT has a exceptional future spending availability allowing it to enter into this contract until November 2012, granted through communication of the Ministry of Finance and Public Credit No. 2-2006-21218 of August 3, 2006.

3.	DEFINITIONS

The terms whose initial in the capital letter (singular or plural), it its Annexes mad in its clarifications or modifications, will have the meaning found hereinafter, notwithstanding the definitions that may be included in the Law:
Fiscal Year	It is the period between January 1 and December 31 of
the same year. For the last year of the Contract it will
be the period between January 1 and November 30,
2012.
Daily Charge for	Charge for the Reference Capacity / 365 in US$ / kpc.
Reference Capacity
Charge for MO&M	Annual Fixed charge that covers the costs for
administration, Operation and Maintenance and is
applied to the capacity contracted expressed in
$/kpc/d/a.
Charge for	Corresponds to the Charge for Capacity of the route
Reference Capacity	Barrancabermeja – La Dorada, applied to the
determination of sanctions of the REMITTENT or
recognitions of the TRANSPORTER in US$/kpc/d/a. This
charge is indicated in Section I.
Variable Charge	Charge expressed in US$/kpc that covers investment
costs and is applied to the volume of the Gas

transported.
REMITTENT	It is an operational unit, made up by at least: flow
Connection	measurers, equipment.
Detour	It is a change of the Entry Points and/or Exit Points
with regards to the initial primary origin and/or
destination specified in the transportation contract.
Day	Will be understood as calendar day when not specified
expressly as working day.
Start of Service Date	It is the day in which the execution of this Contract is
commenced. The execution is included in Section I –
ESTF, numeral 5.2.
Contract Date	Date of contract undertaking.
Transportation gas	Are the gas pipelines object to this contract: Ballena –
pipelines	Barrancabermeja and Cusiana – Barrancabermeja.
GHV	Gross calorific power of Gas in BTU/pc, object of the
transportation published in the electronic bulletin of
Operations of the Transporter.
Default Interests	It is the maximum percentage of commercial default
interest authorized by Colombian Law for default
payments.
MBTU	Equals to 1,000,000 BTU referring to the real gross
calorific power
Entry Month	It is the calendar month in which the REMITTENT has
requested the service.
Entry Node	Geographical region where the Entry Point is located.
Exit Node	Geographical region where the Exit Point is located.
Party or Parties	Are the REMITTENT and the TRANSPORTER or their
assignees jointly considered or each one of them
independently.
Contractual Period	Will begin on the Date of Service Initiation and will end
on November 30, 2012.
Pc/d, kpc/d, mpc/d	Gas flow measurement units that mean: cubic feet per
day, thousands of cubic feet per day, and millions of
cubic feet per day, respectively.
Execution Term	Period between the Date of Service Initiation and the
last day of Service.
Monthly	It is the Gas transportation program for a delivery
Programming	month, day by day, expressed in kpc/d that must be
presented by the REMITTENT to the TRANSPORTER no
later than on the last day on the previous month of the
month of service rendering.
Firm Natural Gas	Gas Transportation Service to the REMITTENT by the
transportation	Transporter, through the modality of Firm Capacity

Service or Firm	using the Transportation National Service in exchange
Service	of a corresponding payment.
Exchange Rate	It is the average exchange rate of Dollars of the United
States of America and Colombian Pesos, according with
the Board of Directors of the Central Bank, or other
corresponding entity.
TRANSPORTER	It is the party rendering the Transportation Service.
REMITTENT	Corresponds to the result of adding daily variations in a
accumulated	period of one month in each Entry Point and in each
variation	Exit Point of the Transportation System.
Entry Variation	Absolute value of the difference between the Amount
of Confirmed Energy and the Amount of Energy
Delivered in each hour by the REMITTENT.
Exit Variation	Absolute value of the difference between the Amount
of Energy Confirmed and the Amount of Energy Taken
in each hour by the REMITTENT.
Contract Duration	Period between the Contract Date and the date in
which the contract liquidation Minutes are drawn up.

4.	RULING PRINCIPLES

	4.2.1	The common interest of the Parties is that the Transportation System operates under the terms of trustworthiness, security, efficiency, continuity, and quality, under the terms agreed herein.

	4.2.2	The Transportation System is an interconnected and interdependent network where the activity of one of the intervening agents in the transportation process may affect the rights or other agent(s) and therefore, the coordination of this System has as principal objective the preservation of common interest of the Parties, pursuant with the Contract and the Sole Transportation Regulation (RUT).

	4.2.3	The Parties agree to use the Transportation System with efficiency, pursuant with the terms of this Contract and regulations.

CHAPTER II PARTICULAR CONDITIONS

1.	OBJECT

It is the rendering to the REMITTENT by the TRANSPORTER of a Firm Natural Gas Transportation Service through the gas pipeline Ballena – Barrancabermeja, and the occasional detour of entry Point from Ballena to

Cusiana for the transport of naturals gas through the system Cusiana – Barrancabermeja, pursuant to the terms and conditions of this Contract.

The Firm contracted capacity through the present Contract will be equal to the current available amounts in the gas pipeline Ballena – Barrancabermeja, as setout in numeral 1) Annex IV of this Contract, plus the capacity resulting from the enhancement to 262,000 KPCD of the mentioned gas pipeline measured by the TRANSPORTER, until reaching the total capacity amount of 175,000 KPCD, requested by the REMITTENT.

The transportation capacity requested by the REMITTENT in the gas pipeline Ballena – Barrancabermeja will be made available when the TRANSPORTER has the facilities in operation allowing for the enhancement of the system, which hopes to carry out on these dates:

1)

A first enhancement under operation no later that may 31, 2007, that will carry the total capacity of the system Ballena – Barrancabermeja up to 190,000 KPCD, corresponding to the works to be developed during the first phase (Phase I) of the project for the enhancement of the Ballena – Barrancabermeja section up to 262,000 KPCD. The contracted capacity of the REMITTENT in this Contract, will be increased automatically as the capacity of the Ballena – Barrancabermeja system is increased as of the date in which Phase I becomes operative, with reference to the current capacity of 146,000 KPCD, as stated in numeral 2) Annex IV of this Contract, until reaching a minimum value of 134,066 KPCD.

Notwithstanding the aforementioned, Ecogas will make all efforts to allow for Phase I to become operative before May 31, 2007.

The TRANSPORTER accepts that the REMITTENT keeps operative the current compression station at Casacará between January 1, 2007 and the date when Phase I becomes operative.

Given that the compression service contract of the station at Casacará has been assumed directly by the REMITTENT, the tariff associated to transportation capacity acquired through said compression contract, will be affected under the terms of the “Transportation Agreement between ECOPETROL S. A. and the Transporter” entered into on April 27, 2006.

The “Transportation Agreement between ECOPETROL S. A. and the transporter” may be prorogated until May 31, 2007, which will occur automatically if the TRANSPORTER does not communicate with the REMITTENET no later than January 31, 2007, regarding the anticipated operation of the compression station of Casacará.

	2)	A second enhancement as of October 2007, subject to the installation and operation of all compression stations required to enhance the capacity of the gas pipeline Ballena – Barrancabermeja to 262,000 KPCD, with which the contracted capacity of the REMITTENT through this contract will be automatically increased to 175,000 KPCD, as follows: Exit point 1) 130,000 KPCD; Exit point 2) 4,000 KPCD; Exit Point 3) 41,000 KPCD. The obligation for the enhancement of the system to be done by the TRANSPORTER, for the effects of this numeral 2) are means obligations.

2.	SCOPE

It is the Firm Natural Gas Transportation Service through the System Ballena – Barrancabermeja and the occasional detour through the system Cusiana – Barrancabermeja, from the Entry Points to the Exit Points determined in Section I – ESTF.

3.	APPLICABILITY

	3.1.	Subject to the considerations and terms of this Contract, each day of gas as assigned by the producer of the REMITTENT and as long as said Service in authorized by the TRANSPORTER, pursuant to numeral 4 of Chapter III (Nominations and Amount of Confirmed Energy), the REMITTENT will deliver to the TRANSPORTER and the TRANSPORTER will receive at the entry points the Amount of Energy Delivered. Said Gas will be transported by the TRANSPORTER and the REMITTENT will take that same amount at the Exit Point(s), which will be name Amount of Energy Taken.

	3.2.	On each Day of Gas, the REMITTENT is bound to deliver at the Entry Point(s) and to take from the Exit Point(s) the Authorized Amount of Energy, at a flow as constant as possible.

	3.3.	Since the moment in which the gas is delivered to the TRANSPORTER at the Entry Point(s), the TRANSPORTER has the right to mix said Gas with any other gas as long as the Gas delivered at the Exit Point(s) to the REMITTENT complies with the quality specifications established in Annex I of this Contract.

4.	ENTRY AND EXIT POINTS

The Entry Point(s) and Exit Point(s) will be included at numerals 4.3 and 4.4 of Section I – ESTF of this Contract, and in such numerals the obligations of Gas delivery are specified, as object to this Contract.

The REMITTENT may request detours at Entry Point or Exit Point, pursuant with numeral 2.2.2 of the Sole Transportation Regulations RUT.

5.	TRANSPORTATION CHARGES

	5.1.	The charges for the rendering of the service object to this Contract, will be those established in numeral 7 of Section I – ESTF and will be subject to modifications established by the Gas and Energy Regulation Committee – CREG.

PARAGRAPH: Taking into account consideration 2.10 of this document, once the contracted Firm capacities are modified by the TRANSPORTER with the REMITTENTs who in turn have supply contracts with the REMITTENT, located downstream of Exit Point 1, or in case of new REMITTENTs who are clients of the REMITTENT downstream of Exit Point 1, the percentage of the stamp paid by the REMITTENT will be calculated once again, taking as basis the new quantities. In order to comply with this paragraph, the TRANSPORTER will inform of new contracts and/or modifications to their contracts in which has as Entry Point the Exit Point 1 described in Section I – ESTF numeral 4.4.

	5.2.	The REMITTENT and the TRANSPORTER may negotiate special transportation tariffs for the amount of Gas used to provide the GNCV market. Said tariffs will be defined through written communication between the Parties.

	5.3.	The TRANSPORTER may not acquire Capacity Freed by the REMITTENT in the system Ballena – Barrancabermeja, nor it may commercialize it or use it in any manner, as indicated in numeral 2.5.1 of the RUT.

6.	CONTRACT TERM

It is the period between the Date of Initiation of Service and the last day of the Execution Term as indicated in numeral 5.3 of Section I – ESTF.

7.	NOTIFICATIONS

	7.1.	All notifications, communications, requests, allowed or necessary under the present Contract must be done in writing and must be delivered personally or by facsimile or certified mail or through electronic data transmission, addressed to the address included in numeral 8 of Section I – ESTF.

	7.2.	The addresses, facsimile numbers and electronic mail addresses for notifications under the present Contract, may be changed through written notification presented to the other Party at least fifteen (15) calendar days in advance to the use of said address.

8.	SOLEMNITY AND EXECUTION OF THE CONTRACT

	8.1.	The present Contract solemnized through the signature of the representatives of both Parties.

	8.2.	Pursuant to article 96 of Decree 2150 of December 5, 1995, due to the fact that it is an inter-administrative Contract, it does not require to be published in the Public Contracting Newspaper as previous condition to the initiation of its execution. Nevertheless, and pursuant with article 16of Law 190 of 1995, the TRANSPORTER is bound to include the information relating to this Contract in the monthly list of contracts to be sent to the Official Newspaper.

9.	TAXES

The transportation tax included in the Oil Code and in Law 756 of 2003, as well as the Promotion Share included in article 15 of Law 402 of 1997 and regulated through Decree 3531 of 2004 issued by the National Government will be covered by the REMITTENT.

The present Contract, since it is a Transportation Contract, is exempt of stamp tax. Each entity will assume its tax obligations relating to income tax, industry and commerce tax, or any other type of tax related to the present Contract.

The REMITTENT will assume the payment of the Solidarity Contribution established through CREG Resolution 15 of 1997, with respects to the transportation of the portion of Gas delivered at the Exit Point No. 3 of numeral 4.4 of Section I-ESTF, reported by the REMITTENT.

10.	GUARANTY

Due to the governmental nature of the Parties, both entities agree not to require any type of guaranty from the other.

11.	APPLICABLE LAW

This Contract will be ruled by the Political Constitution, Laws 142 of 1994 and 401 of 1997, Decree 3531 of 2004, the Commerce Code, the Civil Code, the

Resolutions of the CREG and other concordant regulations, as for all regulations that may form time to time modify, add or substitute them.

Pursuant with the aforementioned legal framework, the present Contract established a commercial relationship between the Parties, ruled by Private Law.

12.	REGULATORY ADJUSTMENT

Both the Service rendering conditions as the economical conditions included in this Contract will be ruled by the regulations issued by the CREG or who acts as such, and by those regulations that from time to time may modify, add or substitute them.

13.	DOMICILE

For all the effects the contractual domicile is the city of Bucaramanga, Department of Santander.

14.	DELEGATION

The administration of the present Contract for the TRANSPORTER will be carried out by the Vice presidency of Operations and Transportation of the Empresa Colombiana de Gas – Ecogas, or in the division that may later be assigned for such effect. On the other hand, the REMITTENT delegates to its Gas manager, or the person later appointed to that effect, the administration of the present Contract, as well as the appointment of the officers that will be in charge of follow up tasks.

15.	PROPERTY TITLE OVER GAS

The REMITTENT guarantees that it will have property and possession of the Gas delivered at the Entry Points at the time of entrance to the Transportation System. The title of the Gas will be proven with the assignment of the Agent delivering Gas to the System for the REMITTENT.

For the gas delivered at the Exit Point 1) the owners of the gas will be clients of the REMMITENT to which it delivers the gas at Barrancabermeja.

16.	INDEMNITY

The REMITTENT will indemnify the TRANSPORTER of all liability against all claim, legal action, or damages that may result from suits or claims from third parties disputing the property, holding right or possession of the transported Gas.

17.	GAS CUSTODY

The TRANSPORTER will exercise custody, holding and vigilance over the Gas under the terms and conditions of this Contract and the regulations issued by the Energy and Gas Regulatory Commission – CREG, from the moment it receives it at the Entry Point(s) until the moment the REMITTENT takes it at the Exit Point(s).

In case of loss of Gas within the System due to force majeure or excusable event, the REMMITENT and the other REMITTENTs will assume said loss, unless the CREG establishes something different through a resolution act. For the pro rata division of the loss among the different REMITTENTs using the system and the TRANSPORTER, it will consider the Gas Balance decided by the Principal Control Center based on the Amount of Energy Confirmed.

Operational Losses exceeding 1% will be assumed by the TRANSPORTER. The operational losses that do not exceed 1% will be distributed among the REMITTENTs as established in numeral 4.9.1 of the RUT or the regulation that modifies, add or substitute it, and will be accepted by such REMITTENTs to the TRANSPORTER in the monthly service invoice.

18.	CHANGE OF NODES OR ENTRY OR EXIT POINTS

Changes to the Entry and Exit Nodes may be done. As well new Node or Entry and Exit Points may be added as long as it is technically and operatively viable.

19.	CONTRACT ASSIGNMENT

19.1.

The TRANSPORTER may assign this Contract automatically to whomever acts as TRANSPORTER in the gas pipelines used by this Contract. The REMITTENT may assign this Contract totally or partially with the written authorization of the TRANSPORTER.

Once the assignment of this Contract has taken place, the Parties will evaluate the guaranties that may be granted.

	19.2.	The authorized assignee must assume all the liabilities and obligations of the REMITTENT or of the TRANSPORTER, as accordingly, included in this Contract and this requirement must be clearly stated in the assignment document.

20.	FORCE MAJEURE OR EXCUSABLE EVENT

	20.1.	If there are circumstances of force majeure, or excusable event taking place, that affect directly the compliance of the obligations of this Contract, the compliance of these obligations will be suspended during the time said circumstances persist.

The Party affected by force majeure or excusable event will notify the other Party of such situation, within the twenty-four (24) hours following its occurrence, compromising to delivery all details within the following five (5) working days.

	20.2.	Force Majeure: For the effects of this Contract, force majeure mean, will cover and include, among others, the following abnormal acts, facts or events when unpredictable and irresistible as long as they are not under the control of the Parties and occur without intention or negligence, duly proven, such as:

		a)	Acts of Nature, including landslides, hurricanes, floods, avalanches, lighting, earthquakes, fires, seaquakes, shipwrecks, disasters in land, air, train, fluvial or ocean transportation.

		b)	Acts or lack of acts of the government or of the competent legislative or judicial branch such as laws, regulations of all governmental level, decrees, rulings, judicial actions, issuance, renewal or confirmation of permits and licenses, that directly contribute or result in the impossibility of either Party to comply with its obligations or that may affect gravely and unjustifiably the interests of one or both Parties or strongly affect its financial capacity.

		c)	Acts of civil disobedience including war, blockades, insurrections, mutinies, mass strikes, and military forces actions related to or as a response to any civil disobedience act.

	20.3.	Excusable or Exempting Events: For the effects of this Contract, an excusable event is any violent act from a third party, that may be unpredictable and irresistible, not under the control of either Party, and occurring without intention or negligence, including, but not limited to acts of guerrillas or terrorists, hat may cause damage to the System or to the REMITTENT’s facilities at each Exit Point, or that may interrupt or delay the compliance by the Parties of their obligations.

	20.4.	The Party affected by force majeure must carry out all reasonable acts that may be needed to restart as soon as possible its compliance with the Contract’s obligations. As well it must direct all efforts toward minimizing or mitigating any delay or additional costs that may be caused.

	20.5.	The aforementioned will not excuse either Party of the outstanding payment duties.

21.	DISPUTE RESOLUTION

	21.1.	In case of any dispute, either Party may request the direct solution. In such a case, the Party that considers that there is a disagreement will notify the other Party in order to meet with the following ten (10) working days to solve the dispute within the following twenty (20) days. Once the term has elapsed without a solution to the dispute, either Party must immediately access the dispute resolution mechanisms included hereinafter.

	21.2.	Legal Nature Controversies: The disputes of legal nature, and in general, disputes that are not considered of technical or accounting nature that derive from or are related to this Contract, that have not been solved after complying with the aforementioned procedure, will be decided by a Arbitration Tribunal made up of three (3) Colombian lawyers, who will rule under law and will be appointed by the agreement of the Parties. If the Parties were not able to reach an agreement to appoint some or all of the arbitrators, this or these will be appointed by the Center for Arbitration and Settlement of the Chamber of Commerce of Bogotá D. C. from its list, after the request of either Party. The domicile of the Arbitration Tribunal will be the Chamber of Commerce of Bogotá D. C. and will act under the Rules of said Center and in absence of rule, by the law.

In case there is a disagreement of the nature of the controversy, it will be deemed legal.

	21.3.	Technical and/or Accounting Controversy: All differences of technical and/or accounting nature that may arise between the Parties due to the legal interpretation or application of this Contract, will be decided by the report of an amicable settler made up of one (1) expert appointed by the agreement of the Parties. If the Parties do not reach an agreement on the appointment of the expert it will be appointed by the Board of Directors of the Colombian Society of Engineers (CSE), domiciled in Bogotá, by the request of either Party. All differences of accounting nature that may arise between the Parties due to the interpretation and execution of the Contract, will be submitted to the decision of an (1) expert appointed by the agreement of the Parties, who must be a Public

Accountant. If the Parties do not reach an agreement to appoint the expert, it will be appointed by the Central board of Accountants of Bogotá D. C. at the request of any of the Parties.

The decision of the expert will be final and must be issued no later than ninety (90) days as of the date of the expert’s appointment.

	21.4.	The charges, fees and expenses related to the necessary procedure in order to resolve the disputes of this Clause, will be covered by the Party as decided y the Arbitration Tribunal or expert.

22.	ANTICIPATED TERMINATION OF CONTRACT

	22.1.	Either Party may declare it when:

		a)	Due to force majeure or excusable event that completely suspends the Contract’s execution for a continuous period greater than three hundred sixty five (365) calendar days in each event, in which case no liability will rise from either Party.

		b)	By mutual agreement in writing by the Parties.

	22.2.	El TRANSPORTER may declare it in the following cases:

		a)	When for more than three (3) times in a period of three hundred sixty five (365) continuous calendar days the TRANSPORTER has suspended Service due to the cause included in numeral 11.3 of Chapter III, or when the default payment persists for an invoice of the REMITTENT for sixty (60) days pursuant with numeral 5 of Chapter IV, except when it is the object of a dispute.

		b)	When in a period of three hundred sixty five (365) calendar days, the REMMITENT has incurred in compensations whose sum exceeds the Annual Estimated Value of the Contract.

	22.3.	The REMITTENT may declare the anticipated termination when due to causes claimed to be of the TRANSPORTER, when for more than fifteen (15) continuous days the guarantee of minimum pressure included in numeral 9 of Chapter III is not complied with or there has been a breach on the quality of the Gas.

In case of the anticipated termination due to causes of either Party, the defaulted Party will recognize and pay as sole damages payment to the other Party as damages an amount equal to the Estimated Annual Amount of the Contract.

PARAGRAPH: Within the following ten (10) calendar days following the occurrence of any of the aforementioned events, the Party with the right to terminate the Contract must notify their decision in writing to the other Party, indicating the reasons for such determination and the effective date for the Contract termination. The Contract termination does not excuse or free the Parties of the respective obligations from the previous period of the effective date of termination.

23.

CONTRACT LIQUIDATION

No more that one hundred twenty (120) days following the end of the Contract term, or in case there is an anticipated termination, the Parties must agree on the “Liquidation Minutes” which must include a summary of the most important aspects of the execution of the Contract, indicating the balances in favor of either Party if there were any. In case there is disagreement on this, the Parties will include such statements as necessary, and may access the methods for dispute resolution include in numeral 21 of this Chapter, on the day one hundred twenty one (121) as of the end of the Contract term or of the anticipated termination. The liquidation minutes entered into by the Parties or the document including the decision of the amicable settlers will have executive title.

Due to the Public Nature of the Parties, if after one hundred twenty days (120) of the end of the Term of the Contract or the Anticipated Termination the aforementioned Liquidation Minutes has not been drawn up, either Party may issue a Unilateral Liquidation Minutes.

CHAPTER III

OPERATIVE CONDITIONS

1.	GAS QUALITY

	1.1.	The Gas that the REMITTENT delivers to the TRANSPORTER at the Entry Point(s) and the Gas that the TRANSPORTER delivers to the REMITTENT at the Exit Point(s), must comply with the quality specifications included in Annex I of this Contract.

	1.2.	If the Gas Delivered by the REMITTENET to the TRANSPORTER in order to star its transportation does not comply with the quality specifications included in Annex I of this Contract, the TRANSPORTER will notify the REMITTENT of the quality deficiencies and will have the right, but not the obligation, to reject said Gas, until the situation is corrected. If for a term no greater that three (3) calendar days, the REMITTENT has not corrected the deficiency, the TRANSPORTER, at its sole discretion and not being bound to it by this Contract, may: (i) carry out the activities necessary to accept such Gas, in such case, the REMITTENT must reimburse the TRANSPORTER of the over costs effectively incurred due to said activities, after the Parties have agreed on the budget previously, or (ii) reject the Gas for its transportation. The responsibility of the REMITTENT will end with the payment of the over costs incurred by the TRANSPORTER.

1.3.	If the gas delivered by the TRANSPORTER to the REMITTENT does not comply with the quality specifications described in Annex I of this Contract, for circumstances solely imputable to the TRANSPORTER, the REMITTENT will notify of the deficiency in quality and will have the right to reject said Gas until the deficiency is corrected, which must be notified before to the TRANSPORTER. If for a term no greater that three (3) calendar days, the TRANSPORTER has not corrected the deficiency, the REMITTENT, at its sole discretion may carry out the necessary activities to accept such Gas. The TRASNPORTER must reimburse the REMITTENT of the over costs effectively incurred due to said activities, after the Parties have agreed on the budget previously. The responsibility of the REMITTENT will end with the payment of the over costs incurred by the REMITTENT.

1.4.	It is the REMITTENT’S responsibility to have, at Entry Point, the equipment necessary for volumetric measurements and for the determination of the Gas’ quality.

If the REMITTENT considers it necessary to carry out, at the Exit Points, a volumetric measurement and determination of the Gas’ quality, the REMITTENT will provide, at its own cost, the equipment necessary for said previous calibration by agreeing with the TRANSPORTER of the procedures to follow.

1.5.	The verification if the Gas’ quality both at the Entry Point and at the Exit Point will be done by the TRANSPORTER, but the REMITTENT has the right to be present at the measurements and analysis. The aforementioned, with no regards to the responsibility of the REMITTENT for delivering the Gas to the TRANSPORTER at the Entry Point not complying with the quality specifications included in the present Contract. As well, the TRANSPORTER will verify the minimum variables determined in the RUT, being it the sole responsibility of the REMITTENT to control permanently and continuously, that said Natural Gas quality specifications included in this Contract are met at delivery in the Entry Point.

2.	GAS MEASUREMENT

	2.1.	It is the REMITTENT’S obligation at Entry Points 2), and 3) described in numeral 4 of section I, and the TRANSPORTER’s at Exit Point 1) of the same numeral, to have necessary equipment to install, operate, and maintain measurement equipment including for calibration.

2.2.

The installation of the measuring system of Exit Points 2 and 3 must be done immediately after said points.

Unless otherwise agreed by the Parties, the installation of the measurement system at Exit Point 3 will be done by the TRANSPORTER in the in the Gas Operations Center at Barrancabermeja – COGB, per the technical and operative characteristics agreed through the Lease, Operation and Maintenance Contract of the System and measuring Loop, which will be subscribed between the TRANSPORTER and the Industrial Complex of Barrancabermeja property of the REMMITENT. The maximum date for the installation and start up of the system and mediation Loop of Exit Point 3 to be located at the COGB, will be two (2) months as of the subscription of the Lease, Operation and Maintenance Contract of the system and mediation Loop, which must be executing as of October 15, 2006.

In case that after the date of subscription of the Lease, Operation and Maintenance Contract of the System and measuring Loop located at Exit Point 3, the REMMITENT decides for the installation of a measurer at a location different from the COGB, established originally by the TRANSPORTER, the installation and star up of this system will be agreed previously by the Parties, bearing in mind that it must be done immediately after the Exit Point 3), after the recognition by the REMITTENT of the costs and investment incurred by the TRANSPORTER for the construction and start up of Exit Point 3).

Unless otherwise agreed by the Parties, the installation of the measurement system at Exit Point 2 will be located at the facilities of Petrosantander or at the COGB of the TRANSPORTER. If the location of the measuring system is at the COGB of TRANSPORTER, the installation and start up of this system will be carried out by the TRANSPORTER, who will charge the REMITTENT a fee for rent, administration, operation and maintenance and of the Loop. The maximum date for the installation and start up of the measuring system at Exit Point 2, will be four (4) months as of the subscription of the Lease, Operation and Maintenance Contract of the system and mediation Loop. The type of system in any case will be agreed by the Parties.

In case that after the date of subscription of the Lease, Operation and Maintenance Contract of the System and measuring Loop to be located at Exit Point 2), the REMMITENT decides for the installation of a measurer at a location different from the COGB, established originally by the TRANSPORTER, the installation and star up of this system will be agreed previously by the Parties, bearing in mind that it must be done immediately after the Exit Point 2), after the recognition by the REMITTENT of the costs and investment incurred by the TRANSPORTER for the construction and start up of Exit Point 2).

The installations and star up of the measuring systems to be located at the COGB will be carried out by the TRANSPORTER, after validation and approval from the REMITTENT of the execution procedures of such activities, as well as of the assurance that the development of such activities will not be a risk to the flow of Gas and to the continuous operation of the Barrancabermeja Refinery owned by the REMMITANT, for which both Parties, within twenty (20) calendar days as of delivery of pertinent documentation by the TRANSPORTER to the REMITTANT, will conduct a detailed analysis of the risks involved. If after this term, the Industrial Complex of Barrancabermeja owned by the REMITTENT has not it acceptance or rejection of the procedure, the TRANSPORTER may continue with the immediate execution of the necessary works for the installation and start up of the aforementioned measuring systems and loops.

In case the TRANSPORTER installs and stars up the measuring systems and loops, it must provide the necessary equipment for the REMITTENT to have the information on line of the gas measures at its facilities, as long as the communication protocols are compatible.

2.3.

The TRANSPORTER has the obligation to read the measurers and verify the calibration both of the Entry and Exit Points. The REMITTENT reserves the right to be present at the verification of the measurers calibration and to that effect it will be notified by the TRANSPORTER at least seventy two (72) hours in advance.

As long as the measuring systems to be located after Exit Points 2) and 3) are not installed and started up, the natural gas unbalances at this time will be assumed by the REMITTENT, which will be calculated as the difference between the Gas volumetric measures between the measurers at the Centragas high pressure line, Merilectrica and the entry to COGB of the TRANSPORTER for the case of the Turbogas, or the difference between the volumetric gas measures between the measurers of

Centragas on the low pressure line, Ferticol, Gases de Barrancabermeja for the case of the GCB consumption, different from that of Turbogas.

The REMITTENT reserves the right to be present at the verification of the measurers calibration installed at Centragas, Merilectrica, Ferticol, Gases de Barrancabermeja and the COGB of the TRANSPORTER, that may have a relation to the gas balance and to that effect it will be notified by the TRANSPORTER at least seventy two (72) hours in advance.

	2.4.	The determination of volumetric amounts will be done according to the calculation methods established by the manufacturer on the specific manuals for each type of measurer and the recommendations from the American Gas Association AGA.

	2.5.	The cost associated with the necessary facilities for the REMITTENT to take the gas, from the Exit Point on, including construction, operation and maintenance, will be covered by the REMITTENT.

	2.6.	Once the measurers at the Exit Points No. 2 and No. 3 are duly installed and in operation, the REMITTENT will no assume, under any circumstance, the total unbalances pursuant with numeral 2.2 herein.

3.	TRANSPORTATION NEEDS

No Later than five (5) days before the end of the month prior to month of deliveries, the REMITTENT will send the TRANSPORTER the estimated average of transportation needs for the following month of deliveries.

4.	NOMINATIONS AND QUALITY OF CONFIRMED ENERGY

Nominations and quantity of energy confirmed. The nominations for each hour of the gas day will be carried out pursuant with the transportation sole regulations RUT, or its posterior modifications.

	4.1.	The REMITTENT will deliver to the TRANSPORTER the nomination for each hour of the gas day through electronic transmission of data, before 16:20 hours of the day before the nomination day. In case there are inconveniences with the communication, the REMITTENT will deliver the Nomination via facsimile or electronic mail.

	4.2.	If the TRANSPORTER does not receive the hourly nomination from the REMITTENT or if such nomination is not transmitted within the terms and conditions timelines herein established, the Nomination will be understood as that of the day before and will be applicable until when the REMITTENT delivers a new nomination

	4.3.	The TRANSPORTER will accept totally or partially the Nomination, pursuant with the contract, bearing in mind that in such event in which the REMITTENT nominates quantities inferior or equal to the Firm Contracted Quantity, the Authorized Energy amount must be as minimum the Firm Contracted Amount. The TRANSPORTER will inform the REMITTENT through electronic data transmission before 18:20 hours of the possible Transportation Program and the amount of Authorized Energy. In case there are problems with the communication, it will be done by facsimile. If the TRANSPORTER does not inform the Amount of Authorized Energy on time, the Amount of Authorized Energy will be understood as the Amount Nominated. After receiving this communication, and not after 18:50 hours of the same day, the REMITTENT will send the TRANSPORTER a confirmed Amount of Energy within the mentioned term, or if the confirmed Amount of Energy is greater than the Amount of Authorized Energy, then the Amount of Confirmed Energy is equal to the Amount of Authorized Energy. The TRANSPORTER must send the REMITTENT its final Gas Transportation Program by 20:20 hours.

PARAGRAPH: The parties accept that the compensation for timetables and the Nomination process maybe modified in the future, based on CREG’ decision.

5.	VARIATION CALCULATION

During the first twenty (20) days of the month following the Delivery Month, The TRANSPORTER will calculate The Entry variation of The REMITTENT for each Gas Day of the Delivery Month.

6.	COMPENSATIONS DUE TO VARIATIONS

In the cases where the aforementioned take place, The TRANSPORTER may inform and coordinate with the REMITTENT the necessary operative corrective actions, in order to remedy the Entry or Exit Variation of the REMITTENT. If it is solved immediately, the REMITTENT will not be liable for compensation.

In case that the REMITTENT does not apply the operative corrective actions to the TRANSPORTER’s satisfaction and it decides that the variations were caused directly by the REMITTENT, the TRANSPORTER may apply the compensation as specified herein after.

For every Gas Day of a Delivery Month, when the REMITTENT’s Entry Variation and or the Exit Variation exceed(s) 4% of The Confirmed Energy Capacity, The REMITTENT will pay a charge equal to five (5) times the daily charge for the Reference capacity, multiplied by :

	—	The volumetric equivalent in which The Entry Variation of the REMITTENT exceeds 4% of the Confirmed Energy Amount.

	—	The volumetric equivalent in which the Exit Variation of the REMITTENT exceeds 4% of the Confirmed Energy Amount.

PARAGRAPH I: the compensation for Exit Variation will not by applied to Exit Point 1) described in Section I-ESTF numeral 4.4.

PARAGRAPH II: In case there is a simultaneous Entry variation and Exit variation, the charge indicated in the first paragraph of this numeral will be multiplied by the sum of the volumetric equivalents aforementioned.

PARAGRAPH III: These payments will not grant the REMITTENT the right to incur in Entry or Exit Variations.

PARAGRAPH IV: When the CREG approves the Entry and Exit Variation Matrixes caused by the REMITTENT, said compensations will start to be applied and will replace the aforementioned.

The Entry and Exit Variation Compensations caused by the REMITTENT will by calculated daily and will be invoiced per month, as established in numeral 3 Chapter IV.

7.	BALANCE ACCOUNT

	7.1.	During the first twenty (20) days of each Delivery Month, the TRANSPORTER will calculate for the Delivery Month the Energy Unbalances. The Energy Balance Account will be updated every day with the measures taken by the TRANSPORTER.

	7.2.	The REMITTENT agrees to provide the TRANSPORTER with the information that the REMITTENT is capable of providing, in order to calculate the unbalances. Under the TRANSPORTER’s criteria, this information must be provided electronically.

	7.3.	Before the initiation of this Contract the TRANSPORTER will create on the BEO the format of what will be the REMITTENT’S Balance Account, which will be integral to the Contract. The TRANSPORTER agrees to maintain updated the information included in the BEO corresponding to the balance accounts created for the REMITTENT for the Exit Points 2) and 3) included in this Contract.

8.	COMPENSATION FOR UNBALANCES

In case that the Unbalance of Energy exceeds 0.5% of the Confirmed Energy Amount on the Delivery Month, the TRANSPORTER, at first instance, may agree with the REMITTENT on the accounting principles to follow, to manage, settle and eliminate the Energy Unbalances. In case that said situation is not remedied to the TRANSPORTER’S satisfaction, it may demand payment from the REMITTENT, as compensation, of a sum equal to the excess multiplied by the Daily charge for Reference Capacity.

This payment will not give the right to the REMITTENT to incur in Energy Unbalances.

PARAGRAPH I: The amounts liquidated for each Delivery Month for Compensations owed by the REMITTENT will be invoiced monthly together with the cost for Service as included in numeral 3 of Chapter IV.

9.	ENTRY AND EXIT POINTS PRESSURE

	9.1.	The TRANSPORTER will provide the REMITTENT with the Gas at the Exit Points at a minimum pressure of 350 psig.

	9.2.	As of the Exit Point, the REMITTENT must take all the measures necessary to guaranty the capacity to take from the System the Volume for transportation it has contracted.

	9.3.	The REMITTENT must provide what ever is necessary in order for the Gas to enter the Systems at Entry Point at a maximum operation pressure defined as 1200 psig. The TRANSPORTER may abstain from receiving Gas not compliant with this pressure requirement.

10.	DEFAULT DUE TO LOW PRESSURE OR REDUCED QUALITY OF GAS AT EXIT POINT

If the pressure at Exit Point is less that the minimum pressure defined in numeral 9 of this Chapter, and if for any reason the REMITTENT cannot take the amount of Confirmed Energy or if the REMITTENT decides to exercise its right not to receive the Gas pursuant with numeral 1.3 of Chapter III, the following will be applied:

	10.1.	The TRANSPORTER will not charge for the difference between the Authorized Energy Amount and the Amount of Energy Taken by the REMITTENT.

	10.2.	The REMITTENT may demand that the TRANSPORTER pays for the following:

		a)	The payment for fines, extra charges, compensations, and/or overcharges that the REMITTENT effectively incurs in relation to its clients and/or GCB, as a direct consequence of the events included in this Clause.

		b)	The value of the investment or expenses that the REMITTENT effectively incurs due to the works necessary to correct or supply the missing Gas not transported, as a direct consequence of the events included in this Clause.

PARAGRAPH: The TRANSPORTER will subtract the aforementioned concepts from the following transportation invoice.

	10.3.	In the event that the Parties do not decide on the payment of the aforementioned concepts, numeral 21 of Chapter II of this Contract will be applied.

11.	SUSPENSION

	11.1.	The Parties may agree to suspend the obligations in this Contract.

	11.2.	The REMITTENT may suspend its obligations in the following cases:

		a)	Due to maintenance of the REMITTENT’S facilities for a period not greater than seven hundred twenty (720) continuous or discontinuous hours during each Fiscal Year. For these effects, the REMITTENT will inform TRANSPORTER every month of its maintenance program which must be delivered no later that the last working day of the Month previous to the scheduled maintenance.

	b)	Due to force majeure or excusable event, during the time that the cause may last.

	c)	Due to review and maintenance activities of the measurers at Exit Points No. 2 and No. 3 that may affect the gas flow for the REMITTENT, during the time that said effect lasts, as long as said tasks are carried out by the TRANSPORTER.

11.3.	The TRANSPORTER may suspend its obligations in the following cases:

	a)	Due to technical repairs or maintenance of the transportation system facilities for a period not greater than seven hundred twenty (720) continuous or discontinuous hours during each Fiscal Year. For these effects, the TRANSPORTER will inform REMITTENT every month of its maintenance program included in the Detailed Work Plan, which must be sent no later than the last working day of the Month previous to the scheduled maintenance. Said Plan will include the estimated date for the maintenance activity, the duration of it, and the estimated impact on the capacity.

	b)	Due to force majeure or excusable event, during the time that the cause may last.

	c)	Due to default in any payment from the REMITTENT for more than ten (10) calendar days, except when it is under a controversy.

	d)	Due to breach or delay in the compliance of any obligation related to the measurements by the REMITTENT, for a period greater than thirty (30) days.

11.4.	The events included in literals a) and b) of numerals 11.2 and 11.3 will suspend the obligations of both Parties. That included in this numeral does not excuse the Parties of their payment obligations caused up to the moment of suspension.

11.5.	Except in unforeseeable cases, the suspending Party will notify the other Party of the suspension with at least forty eight (48) hours in advance. In unforeseeable cases, it will notify as soon as possible.

	11.6.	The suspension will stop when the cause that originated it seizes, therefore the Party who suspended must notify the other Party of the end of the suspension and the Contract will recommence automatically under the terms previous to the suspension.

CHAPTER IV

ECONOMICAL CONDITIONS

1.	SERVICE APPLICATION

The REMITTENT may require the Service herein described for each Gas Day during the Execution Term of the Contract. The Nominations must be done as stated in numeral 3 Chapter III. The Service will not be subject to restrictions or interruptions other than those included in numeral 11 of Chapter III.

The TRANSPORTER is not bound to transport a Gas volume greater than the Firm Contracted Capacity, unless accepted during the transportation nomination cycle.

PARAGRAPH: Occasional Transportation: Subject to its technical or operative feasibility, the TRANSPORTER may authorize the transportation of volumes in excess to the Firm Contracted Capacity in the gas pipeline Ballena — Barrancabermeja, and/or in the gas pipeline Cusiana – Barrancabermeja, for a given Gas Day, as requested by the REMITTENT within the Nomination Process, as established in numeral 4 of Chapter III, which will be invoiced as included in numeral 2.3 hereinafter.

2.	CHARGES

	2.1.	The charges caused by this Contract include Fixed Charge, Variable Charge, and Fixed Charge for MO&M, indicated in Section I – ESTF, which reflect what has been included in consideration 2.10 of Chapter I of this Contract, therefore include stamp portion corresponding to the REMITTENT in the system Ballena – Barrancabermeja according to the methodology agreed with the REMITTENTs located downstream from the Exit Point. In Annex III of this Contract the stamp calculus percentage memory to be covered by the REMITTENT is included.

Paragraph: The charges in this Contract are established in pesos and dollars of December 31, 2005 applicable to 2006.

	2.2.	The value of the Service during the Delivery Month and that is monthly invoiced corresponds to the following three concepts:

	2.2.1.	Costs for Fixed Charges, equal to the Firm Contracted Capacity multiplied by the twelfths part of the Fixed Charge. The Fixed Charge will be caused as of the Initiation Data of the service.

	2.2.2.	Costs for Variable Charges, which is equal to the sum of the Daily Amounts Requested and Accepted by the REMITTENT for its clients with Entry Point Barrancabermeja, for the GCB and for the Turbogas of the GCB, multiplied by the Variable Charge. The Variable Charge will be caused as of the Initiation Date of the service.

	2.2.3.	Costs for Charge for MO&M, equal to the Firm Contracted Capacity multiply by the twelfths part of the Fixed Charge for MO&M. The Fixed Charge for MO&M will be caused as of the Initiation Date of the service.

2.3.	As long as the TRANSPORTER has the transportation capacity to offer firm in the gas pipeline Ballena – Barrancabermeja, in case it authorizes for a Gas Day in this Gas pipeline, the transportation of amounts that relating to the daily average are greater to the Firm Contracted Capacity, as established in the Paragraph of numeral 1 of Chapter IV, the charge for occasional transportation service will be equal volumetric of the occasional capacity multiplied by a transportation charge that will be equal to a charge in dollars and a charge in pesos corresponding to the couple of charges 0% Fixed, 100 % Variable, as follows:

CHARGE TYPE	EXIT POINT 1)	EXIT POINT 2) AND 3)
Charges in dollars	0.694	0.765
US$/kpc
Charges in pesos	910	988
$/kpc

2.3.1.	The aforementioned charges will be adjusted when the charges are adjusted with numeral 5.1 of Chapter II of this document.

2.3.2.	Nevertheless, in the moment that the TRANSPORTER does not have the transportation capacity to offer in the gas pipeline Ballena – Barrancabermeja, the service of this greater daily volume will have a Occasional Charge in dollars and an Occasional Charge in pesos, which correspond to the maximum tariff of the couple 90% fixed 10% variable for the Exit Points 2 and 3 and the couple 50% fixed and 50% variable for Exit Point 1, as follows:

CHARGE TYPE	EXIT POINT 1)	EXIT POINT 2) AND 3)
Charges in dollars	0.615	0.609
US$/kpc
Charges in pesos	910	988
$/kpc

2.4.	The charges for detour between Exit Point 1 and Exit Points 2 and 3 will be defined through written communication of the Parties.

2.5.	The charge for detour of Entry Point of Ballena to Cusiana for natural gas transportation through the system Cusiana – Barrancabermeja corresponds to:

CHARGE TYPE	EXIT POINT 1)	EXIT POINT 2) AND 3)
Charges in dollars	0.792	0.614
US$/kpc
Charges in pesos	608	686
$/kpc

The aforementioned charges are additional to those included in the Firm transportation from Ballena to Barrancabermeja of the present Contract.

	2.6.	The Charge Values expressed in dollars will be taken with three (3) decimal points, as follows: if the fourth decimal point is less than 5, the third decimal point is maintained, and if the fourth decimal point is greater that or equal to 5, the third decimal point is increased to 1, and the values of the charges expressed in pesos will be taken as whole numbers, amounts that must be updated pursuant with numerals 5.7 and 5.8 of article 5 of resolution CREG-001 of January 20, 2000.

	2.7.	At the moment in which CREG modifies the Natural Gas transportation tariffs, the tariffs herein will be updated.

3.	INVOICING

	3.1.	The TRANSPORTER will invoice, in pesos, the value of Service, the compensations for Entry and/or Exit Variations that have been caused and the Unbalances during the month before Delivery Month, using for invoicing the part of the charges established in dollars, the Exchange Rate of the Finance Superintendence of the last day of the month in which transportation was rendered.

	3.2.	The invoice will be based on the result of adding the Daily Amounts Requested and Accepted by the REMITTENT for its clients with entry point in Barrancabermeja, for the GCB and for Turbogas of the CGB.

	3.3.	The invoice issued by the TRANSPORTER will be executive title.

	3.4.	For all effects of this Contract it is understood that the invoice is delivered by the TRANSPORTER to the REMITTENT on the date that it is provided with all the support documentation electronically or via facsimile to the facsimile number registered in Section I – ESTF. Simultaneously, the TRANSPORTER will deliver the invoice originals with the corresponding support documentation by certified mail no later that the day following the facsimile delivery. The lack of delivery of the original invoice within the timeframe will result in the extension of the term for payment equal to the term of delay.

4.	PAYMENTS

The REMITTENT will pay the invoice at the time and place that the TRANSPORTER decides to that effect, in pesos, no later that thirty (30) calendar days as of the delivery of the invoice.

If before the due date of payment the REMITTENT controverts an invoice of part thereof or of any of its concepts, it may abstain from paying the said amount, giving the reasons to do so. If within the following eight (8) working days the Parties agree on the controversy amount, and if the controversy is resolved in favor of the TRANSPORTER, the REMITTENT will pay the owed amount on the ninth (9th) day working day following the date in which the dispute was resolved, with the corresponding default interests that may exist.

If the Parties do not agree on the amount of the controversy, the REMITTENT must pay as a minimum, the amount not under controversy of the invoice corresponding to the transportation service fee under the terms aforementioned. In this case either Party may access the procedures included in numeral 21 of Chapter II.

In case the claim is solved in favor of the REMITTENT, the TRANSPORTER must reimburse the excess payment, if there is one, within five (5) working days following the agreement or decision, of the amicable settler or the arbitration tribunal, as may correspond. The payment will be carried out within the following five (5) working days of the decision of the Parties or as decided by the amicable settler or the arbitration tribunal.

5.	DEFAULT PAYMENT

If the Party bound to do so, does not pay on the fixed dates any of the owed amounts to the other Party per this Contract, it will pay default interests. The default interests will be applied to the balance of the amount owed in pesos and pro rata to the time passed from the date in which the payment should have been done, pursuant with the Contract, until the day in which the payment is effectively made.

The TRANSPORTER will have the right to suspend the Service as of the eleventh (11th) calendar day as of the date in which the other Party incurs in payment default. If the payment default lasts fifty (50) days more, the affected Party has the right to terminate the Contract and require payment pursuant numeral 22 Chapter II.

PARAGRAPH: For the effects of this Contract, the Parties waive both public and private requirements for default constitution.

6.	CONTRACT ANNUAL ESTIMATED VALUE

It is considered equal to the Firm Contracted Capacity multiplied by the Fixed Charges that cover the investment and the Charges for MO&M, expressed in dollars US$ and in pesos ($) .

7.	DISCOUNTS ON FIXED CHARGE

7.1.

If during the Contract execution Force Majeure or Excusable Events as included in numeral 20 Chapter II take place, or the TRANSPORTER does not deliver to the REMITTENT the Authorized Amount of Energy in an amount equal to the Firm Contracted Capacity, the TRANSPORTER will subtract from the REMITTENT the Fixed Charge an amount calculated in dollars and in pesos for each Gas Day, as follows:

Discount in dollars = [Firm Contracted Amount (kpc/d) – Volume taken by the REMITTENT (kpc/d)] x Fixed Charge (US$/kpc/d/a)/365 days)

Discount in pesos = [Firm Contracted Amount (kpc/d) – Volume taken by the REMITTENT (kpc/d)] x Fixed Charge (US$/kpc/d/a)/365 days)

	7.2.	If the TRANSPORTER refuses to accept Gas deliveries of the REMITTENT or restricts deliveries to the REMITTENT based on its rejection right included in numeral 1 Chapter III related to Gas Quality, the TRANSPORTER is not bound to make any discount on the Fixed Charge.

7.3.

As well, in the event that Suspension of obligations of this Contract take place pursuant with numeral 11 Chapter 3 by any of the Parties, there will be a discount to Fixed Charges both in pesos and in dollars, over the capacity that the TRANSPORTER did not have available as follows:

Discount in dollars = [Firm Contracted Amount (kpc/d) – Available Firm Volume that the TRANSPORTER has reported during maintenance (kpc/d)] x Fixed Charge (US$/kpc/d/a)/365 days)

Discount in pesos = [Firm Contracted Amount (kpc/d) – Available Firm Volume that the TRANSPORTER has reported during maintenance (kpc/d)] x Charge for MO&M ($/kpc/d/a)/365 days)

8.	SIGNATURES

AS PROOF THEREOF, the parties sign the Present Contract in two originals of exact content, on the sixth (6) day of October of two thousand six (2006)

The Transporter	The Remittent
(Signed)	(Signed)
CARLOS ALBERTO GOMEZ GOMEZ	CAMILO MARULANDA LOPEZ
CC. No. 13.810.800 of Bucaramanga	CC. No. 10.008.868 of Pereira

ANNEX I

SPECIFICATIONS OF NATURAL GAS TO BE TRANSPORTED THROUGH A
GAS PIPELINE

SPECIFICATIONS	INT. S.	ENGLISH S.
Minimum Gross Calorific Power (GHV)	35.4 MJ/m3	950 BTU/ft3
(Note 1)
Maximum Superior Calorific Power (GHV)	42.8 MJ/m3	1150 BTU/ft3
(Note 1)
Liquid Content (Note 2)	Free of Liquids	Free of Liquids
Maximum H2S Total Content	6mg/m3	0.25
		grain/100PCS
Maximum Sulfur Total Content	23mg/m3	1.0 grain/100PCS
Maximum CO2 Content in Volume %	2%	2%
Maximum N2 Content in Volume %	3%	3%
Maximum Inert Content in % Volume	5%	5%
(Note 3)
Maximum Oxygen Content in % Volume	0.1%	0.1%
Maximum Water Content	97mg/m3	6.0 Lb/MPCS
Maximum Temperature at Delivery	49°C	120°F
Minimum Temperature at Delivery	4.5°C	40°F
Maximum Dust and suspension material	1.6mg/m3	0.7grain/1000 pc
(Note 4)

Note 1: All data referred to in cubic meters or cubic feet of Gas refer to Standard Conditions, that is at 14.65 Psia ad 15.6°C (60°F)

Note 2: The natural gas must be delivered at an amount that it is not liquid at the critical operation conditions of the Transportation System. The characteristic used to measure the quality will be “Cricondentherm”, which will be fixed for each case in particular depending on the use and the zones where the Gas is used.

Note 3: The inert content is the sum of CO2, nitrogen and oxygen.

Note 4: the maximum size of the particles must be 15 microns.

ANNEX II

MEASUREMENTS

The REMITTENT must guaranty that the Gas consumption ratio at its facilities will be, at all times within the operative limits of the measurement system installed. In case the consumption ratio is over the measurer range that is over the operational limits the REMITTENT will compensate the TRANSPORTER for the Gas not measured and will be responsible for the operational problems that such a situation may cause.

Additionally, if the REMITTENT requires enhancing its consumption capacity (both increase in pressure and in volume), it must cover all costs that may be required at Entry and Connection Point.

The temperature of the Gas that flows through the measurers to compute the Gas amounts will be determined using continuous registration equipment. The arithmetic average of the temperature registered for each Gas 24-hour Day, or during the period of those 24 hours in which the Gas flow, will be used to compute the amounts of Gas, or as well to the effects of such computation, the temperature instantaneous measures may be applied to the measuring instruments.

1.	The specific gravity of the Gas that flow through the measurers to compute the amounts of Gas at Entry Point, will be determined, except when agreed by the Parties, using a gravimeter of continuous registration or chromatographs installed on the line. The arithmetic average of the 24-hour registry, or of those 24 hours during which Gas flowed, continuous instantaneous measurements of specified weight may be applied to the measurement instruments to obtain the result of the amounts. At Exit Point the specified gravity will be determined pursuant with the Parties’ agreement.

2.	The distance of the Gas of the Ideal Gas Laws will be calculated following the recommendations of the “American Gas Association” (A. G. A. ) Gas Measurement Committee Report No. “Compressibility Factors of Natural Gas and other related Hydrocarbons Gases”. IF the Gas’ composition were such that it turned out that the aforementioned procedure were inapplicable, other determination of deviation factors methods may be used pursuant to agreement between the REMITTENT and the TRANSPORTER.

3.	The calorific power will be determined by (1) the use of a chromatograph dully located and of an acceptable trademark, (2) the calculation by fraction analysis, (3) the methods setout by the “A. G. A. ” Gas Measurement

Committee Report No. 5 latest edition, or (4) other methods agreed by the Parties.

4.	The orifice measurers where used, will be constructed and installed pursuant with the “A.G.A.” Gas Measurement Committee Report No. 3 latest edition, for B=0.7 allowing vein straightening tools.

5.	It is understood by relative density the relationship between the mass of a given gas volume and the mass of that same volume of dry air, free of carbon dioxide, measured under the same pressure and temperature conditions. The values of the constant physicals corresponding to the Natural gas components that may be necessary to adopt for the effect of calculation, will be those included in table 3-F-1 of the AGA Report No. 3 or in the more recent AGA GPA 2145. The relative density of the Gas, will be determined, except otherwise agreed by the Parties, using a gravimeter of continuous registry. The arithmetic average of the 24-hour registry, or of the period of 24 hours in which Gas flowed, or the instantaneous continuous measures of relative density, may be applied to the measurement instruments to obtain the computation of amounts.

6.	The calorific power will be determined as specified in RUT.

7.	Inaccurate measurement

In case a measurer is out of order or would provide inaccurate readings, the amount of delivered Natural Gas will be determined pursuant the RUT.

8.	Verification

The accuracy of the measurement equipment of the TRNASPORTER may be verified by the REMITTENT from time to time at its own judgment. But the TRANSPORTER may summon the REMITTENT’S representatives to verify the accuracy of the measurement equipment, but cannot require, as routine, the accuracy verification of said equipment more than once every thirty (30) days.

The TRANSPORTER must provide the REMITTENT with a monthly program of measurement equipment calibration at Exit Point 1) established in numeral 4.4 of section I – ESTF, as well as to inform of the verification of said measurers calibration three (3) working days in advance for the REMITTENT or its operator to be present. For Exit Points 2) and 3) described in the measurement numeral, it will be the REMITTENT who will provide the TRANSPORTER with the monthly calibration measurement equipment program, as well as to confirm said measurers calibration no less than three

(3) working days in advance in order for the TRANSPORTER or its operator to be present.

9.	Adjustment due to inaccuracy

If, according to the evaluation, any measurement equipment, including registering chromatographs, shows an error margin no greater than one percent (1%), the previous readings will be considered exact to commutate the deliveries, but said equipment will be adjusted immediately in order for it to work correctly. If, according to the evaluation, any measurement equipment shows an error margin greater than one percent (1%), in an average flow per hour reading of a period posterior to the last evaluation, all the prior evaluations of said equipment will be corrected to zero error to all certain period. In case the invoicing measurer is out of order or it is determined that it is providing inexact registries, the delivered gas volumes during such time will be calculated as follows:

	-	Using the registry of any existent measurer(s) and that by agreement of the Parties are providing exact registries, or

	-	Correcting the error if the amount or error percentage is variable through calibration, proof or mathematical calculation.

	-	In the absence of the aforementioned information, relating to the amount of deliveries of the deliveries done through the periods under similar conditions, when the invoicing measurer was considered to be providing accurate registries.

10.	Inspection of Orifice Plaque

Every time there is a change in the orifice plaque or to its periodical inspection, there will be a previous notification to the interested Party in order to allow for their presence, having the TRANSPORTER to verify and inform about the involved plaque or plaques, as follows: orifice diameter, status of the straight boarder, curvature of the plaque, exterior diameter, eccentricity or the plaque and all the information that the inspection deems necessary.

11.	Gravimeter

The verification will be done by comparing a sample of gas by the TRANSPORTER, whose density will be determined by the method of gravitometric scale Ac-Me. In case the referred element does not contrast, a sample of Gas with certified relative density may be used.

11.	Chromatograph

The TRANSPORTER who is the owner and operative Party of the equipment at Entry Point will calibrate it with a patron gas of quality Primary standard” with similar composition to the contrasting gas.

13.	Readings File

The TRANSPORTER and the REMITTENT will keep the original documents or diskettes of all proof, graphics, or any other similar registry data for a period of four years or a shorter period if allowed by applicable regulations of the Energy and gas Regulation Commission – CREG – as of the date of the evaluation.

Annex III

Calculations Data

Percentage of stamp that Ecopetrol S.A. must assume
In the Ballena System – Barrancabermeja
June to December of 2006

Remittent		% Ecopetrol	% Client	Km. Client
Termocentro	53.00	83.53%	16.47%	114.16
Termosiera	60.00	79.25%	20.75%	151.60
Termodorada	12.40	68.77%	31.23%	262.94
Termovalle	36.00	47.54%	52.46%	638.92
Ferticol	1.20	100.00%	0.00%	-
Gases de Barrancabermeja	4.50	100.00%	0.00%	-
Firm Contracts total	167.10			247.8	70.03%

Annex IV

Capacity of Contracted Firm

      The Contracting Firm Capacity in the Ballena – Barrancabermeja gas pipeline is …

1) Current available capacity:

Exit	YEAR 2007
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	45.086	45.086	45.086	45.086	45.066	45.066	45.066	45.066	45.066	45.066	45.066	45.066
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	90.086	90.086	90.086	90.086	90.066	90.066	90.066	90.066	90.066	90.066	90.066	90.066

Exit	YEAR 2008
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	51.186	51.186	51.186	51.186	51.156	51.156	51.156	51.156	51.156	51.156	51.156	55.450
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	96.186	96.186	96.186	96.186	96.156	96.156	96.156	96.156	96.156	96.156	96.156	96.156

Exit	YEAR 2009
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	52.071	52.071	52.071	52.071	52.771	52.771	52.771	52.771	52.771	52.771	52.771	52.771
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	97.071	97.071	97.071	97.071	97.771	97.771	97.771	97.771	97.771	97.771	97.771	97.771

Exit	YEAR 2010
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	55.092	55.092	55.092	55.092	55.092	55.092	55.092	55.092	55.092	55.092	55.092	55.092
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	100.092	100.092	100.092	100.092	100.092	100.092	100.092	100.092	100.092	100.092	100.092	100.092

Exit	YEAR 2011
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	84.292	84.292	84.292	84.292	92.192	92.192	92.192	92.192	92.192	92.192	92.192	92.192
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	129.292	129.292	129.292	129.292	137.292	137.292	137.292	137.292	137.292	137.292	137.292	137.292

Exit	YEAR 2012
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov
1	92.371	92.371	92.871	92.871	92.871	92.871	92.871	92.871	92.871	92.871	92.871
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	137.371	137.371	142.371	142.371	142.371	142.371	142.371	142.371	142.371	142.371	142.371

2) Current available capacity plus Phase I:

Exit	YEAR 2007
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	45.086	45.086	45.086	45.086	89.066	89.066	89.066	89.066	89.066	89.066	89.066	89.066
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	90.086	90.086	90.086	90.086	134.066	134.066	134.066	134.066	134.066	134.066	134.066	134.066

Exit	YEAR 2008
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	95.186	95.186	95.186	95.186	95.156	95.156	95.156	95.156	95.156	95.156	95.156	99.450
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	140.186	140.186	140.186	140.186	140.156	140.156	140.156	140.156	140.156	140.156	140.156	144.450

Exit	YEAR 2009
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	96.071	96.071	96.071	96.071	96.771	101.771	101.771	101.771	101.771	101.771	101.771	101.771
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	141.071	141.071	141.071	141.071	141.771	146.771	146.771	146.771	146.771	146.771	146.771	146.771

Exit	YEAR 2010
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	99.092	99.092	99.092	99.092	99.092	99.092	99.092	99.092	99.092	99.092	99.092	99.092
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	144.092	144.092	144.092	144.092	144.092	144.092	144.092	144.092	144.092	144.092	144.092	144.092

Exit	YEAR 2011
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1	128.292	128.292	128.292	128.292	130.000	130.000	130.000	130.000	130.000	130.000	130.000	130.000
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	173.292	173.292	173.292	173.292	175.000	175.000	175.000	175.000	175.000	175.000	175.000	175.000

Exit	YEAR 2012
Point
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov
1	130.000	130.000	130.000	130.000	130.000	130.000	130.000	130.000	130.000	130.000	130.000
2	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000	4.000
3	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000	41.000
Total	175.000	175.000	175.000	175.000	175.000	175.000	175.000	175.000	175.000	175.000	175.000

CHARGES

CHARGE	POINT 1	POINT 2 & 3

C.F. (US$/KPC-year)	74.831	134,695
Stamp CF(US$/KPCD-year)	23.114	59,412
Total CF (US$/KPCD-year)	97,945	194,107

1) ESTIMATED CONTRACT ANNUAL VALUE WITH CURRENT AVAILABLE CAPACITY

ESTIMATED CONTRACT ANNUAL VALUE WITH CURRENT AVAILABLE CAPACITY
	2007	2008	2009	2010	2011	2012
US$	13,149,435	13,781,294	14,166,267	14,130,778	17,506,614	16,704,283
	$31,210,081,258	33,353,721,865	34,659,777,008	34,539,378,251	45,992,213,072	44,386,944,094

2) ESTIMATED CONTRACT ANNUAL VALUE WITH CURRENT AVAILABLE CAPACITY PLUS PHASE I

ESTIMATED CONTRACT ANNUAL VALUE WITH PHASE I
	2007	2008	2009	2010	2011	2012
US$	16,022,487	18,090,873	18,475,845	18,440,357	21,411,898	19,678,700
	$40,957,174,723	47,974,362,061	49,280,417,204	49,160,018,448	59,241,246,338	54,477,927,200